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                                                                                                            EXHIBIT  11

COMPUTATION OF NET INCOME (LOSS) PER SHARE OF BENEFICIAL INTEREST

CLEVETRUST REALTY INVESTORS

PRIMARY NET INCOME (LOSS) PER SHARE (1)

                                                                                     Year Ended September 30,
                                                                         ----------------------------------------------
                                                                            1995                1994            1993
                                                                         ---------           ---------        ---------
                                                                        (in thousands, except shares and per share data)
Operating income (loss)                                                     $  596               $(115)           $(732)
Gains on sales of real estate                                                2,499                 445              563
                                                                         ---------           ---------        ---------
    INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS                                 3,095                 330             (169)
Extraordinary items                                                            790                 253              286
                                                                         ---------           ---------        ---------
                           NET INCOME (LOSS)                                $3,885                $583             $117
                                                                         =========           =========        =========
Weighted average number of Shares of Beneficial
    Interest outstanding                                                 5,459,377           4,958,996        3,291,810
Primary net income (loss) per Share:
    Operating income (loss)                                                  $0.11              $(0.02)          $(0.22)
    Gains on sales of real estate                                             0.46                0.09             0.17
                                                                         ---------           ---------        ---------
    INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS                                  0.57                0.07            (0.05)
    Extraordinary items                                                       0.14                0.05             0.09
                                                                         ---------           ---------        ---------
                 NET INCOME (LOSS) PER SHARE                                $ 0.71              $ 0.12            $0.04
                                                                         =========           =========        =========

(1) Per share data is computed using the weighted average number of shares of Beneficial Interest outstanding. For 1995, 1994 and 1993 the exercise of the outstanding stock options would have a dilutive effect of less than 3%.
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